Exhibit 3.10

HENRY COUNTY BANCSHARES, INC.

2010 RESTRICTED STOCK GRANT PLAN

ARTICLE I

DEFINITIONS

The terms used in this 2010 Restricted Stock Grant Plan (the “Plan”) shall, unless otherwise indicated or required by the particular context, have the following meaning:

1.1	Board. The “Board” is the Board of Directors of the Company.

1.2	Common Stock. “Common Stock” is the Company’s $.10 par value of common stock.

1.3	Company. The “Company” is Henry County Bancshares, Inc., a Georgia corporation, and, except as otherwise provided in Paragraphs 1.09 and 6.6 with respect to a Subsidiary that ceases to be such under the circumstances therein described, any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.4	Director. A “Director” is a member of the Board of Directors of the Company or its Subsidiary.

1.5	Executive Employee. An “Executive Employee” is a full-time permanent employee of the Company or one of its Subsidiaries, who is employed in an executive capacity.

1.6	Fair Market Value. “Fair Market Value” is the closing market price of the Common stock on the NASDAQ national market for the trading day immediately preceding the date Board awards a Restricted Stock Award to a particular Recipient.

1.7	Plan Period. The “Plan Period” is the period commencing May 18, 2010, and ending May 17, 2020.

1.8	Recipient. A “Recipient” is an Executive Employee or Director designated by the Board to receive a Restricted Stock Award under and pursuant to the terms of this Plan.

1.9	Restricted Stock Award. A “Restricted Stock Award” is an award of shares of Common Stock upon and subject to the terms, restrictions, and conditions of this Plan.

1.10	Subsidiary. A “Subsidiary” is any corporation at least a majority of whose securities having ordinary voting power for the election of directors, is at the time owned by the Company and/or one or more Subsidiaries.

1.11	Termination. “Termination” is the ceasing to be an employee of the Company or one of its Subsidiaries, irrespective of cause or reason, including death, permanent total disability, or retirement.

ARTICLE II

PURPOSE AND POWER

2.1 Purposes. This Plan is being adopted for the purpose of establishing incentives designed to recognize, reward and retain Executive Employees whose performance, contribution and skills are critical to the Company; provide Executive employees and Directors the opportunity to exchange existing deferred compensation plan payment obligations for restricted stock instead of cash; and to promote the increased ownership of Common Stock among Executive Employees of the Company and its Subsidiaries in order to increase their proprietary interest in the Company’s business.

2.2 Eligibility. Only Executive Employees and Directors shall be eligible to receive Restricted Stock Awards under this Plan. Determinations as to which Directors and Executive Employees may become Recipients as well as the amount and time of Restricted Awards shall be made by the Board.

ARTICLE III

ADMINISTRATION OF PLAN

3.1 General authority. The Plan shall be administered by the Board. Without limiting the generality of the foregoing, but subject to the provisions of Paragraph 6.6, the Board shall have full and final authority in its discretion to:

(a) interpret conclusively the provisions of this Plan and decide all questions of fact arising in its applications;

(b) adopt, amend and rescind rules and regulations relating to this Plan;

(c) determine the Directors and Executive Employees to whom Restricted Stock Awards shall be made and the amount of each such Restricted Stock Award; and

(d) make any other determinations it deems necessary or advisable, subject only to those determinations which may be reserved to the Board.

ARTICLE IV

SHARES SUBJECT TO PLAN

4.1 Maximum amount available. The maximum number of shares of Common Stock which may be subject to Restricted Stock Awards hereunder is 1,000,000 shares of the $.10 par value common stock of the Company.

4.2 Adjustments. The Restricted Stock Awards (and the shares of Common Stock represented thereby) shall be adjusted by the Board, but only in order to prevent dilution or enlargement of such awards in the event of a stock dividend, stock split-up or share combination, exchange of shares, recapitalization, merger, consolidation, acquisition of property or shares, separation, reorganization, liquidation, or the like of or by the Company.

ARTICLE V

TERMS OF PARTICIPATION

5.1 Restricted stock awards. Restricted Stock Awards may be made prior to May 17, 2020. Such awards may be made to any Director or Executive Employee, regardless of whether prior Restricted Stock Awards have been made to such person.

5.2 Notice. The Board shall promptly provide each Recipient with written notice setting forth:

(a) the amount of the Restricted Stock Award;

(b) the Fair Market Value of the shares of Common Stock awarded; and

(c) such other terms and conditions relevant thereto as may be considered appropriate by the Board.

5.3 Government and other regulations. The obligations of the Company to issue or transfer Common Stock awarded pursuant hereto are subject to:

(a) compliance with all applicable governmental rules and regulations, and administrative action;

(b) the effectiveness of a registration statement under the Securities Act of 1933, as amended, if deemed necessary or appropriate by the Company; and

(c) the satisfaction of any listing requirements (or authority for listing upon official notice of issuance) for each stock exchange on which outstanding shares of the same class may then be listed.

5.4 Restrictions on transfer. The shares of common Stock awarded pursuant to this Plan are subject to the following restrictions:

(a) Stock certificates evidencing such shares shall be issued in the sole name of the Recipient (but shall be held by the Company until the restrictions shall have lapsed in accordance herewith) and shall bear a legend which, in part, shall provide that:

“The shares of Henry County Bancshares, Inc. Common Stock evidenced by this certificate are subject to the terms and restrictions of the Henry County Bancshares, Inc. 2010 Restricted Stock Grant Plan; such shares are subject to forfeiture or cancellation under the terms of said Plan; and such shares shall not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated except pursuant to the provisions of said Plan, a copy of which is available from Henry County Bancshares, Inc. upon request.”

(b) No such shares maybe sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated, unless, until and then only to the extent that said restriction shall have lapsed in accordance with Paragraph 5.5 hereof.

5.5 Lapse of restriction. The restrictions in Paragraph 5.4(b) hereof shall lapse upon the date of approval of the Plan by the Company’s stockholders. Subject to the provisions of Article VI, the restrictions contained in Paragraph 5.4(a) and (b) hereof shall lapse as follows:

(a) Said restrictions shall lapse with respect to the shares awarded pursuant to a Restricted Stock Award, on the date three years after the Restricted Stock Award is made, but only if on the date the restrictions are to lapse the Recipient has been an employee of the Company continuously from the time of the Restricted Stock Award to such date of lapse. Temporary leaves of absence which are approved by the Company shall not be considered a break in that employee’s continuous employment with the Company. The purpose of the restrictions is to provide an incentive to each Recipient to remain with the Company or one of its Subsidiaries and to perform assigned tasks and responsibilities in a manner consistent with the best interests of the Company and its stockholders.

(b) The Board may at any time in its sole discretion accelerate or waive all or any portion of restrictions remaining in respect of the Restricted Stock Award. This right may be exercised for any or all Recipients.

(c) In the event of the Recipient’s death, permanent total disability, or retirement, the Board may, in its discretion, elect to waive all or any portion of the restrictions remaining in respect of the Restricted Stock Award.

(d) Risk of forfeiture under Section 5.6 shall terminate with respect to all Shares upon the occurrence of any of the following: (1) any merger, consolidations, reorganization, division or other corporate transaction in which the Common Stock is converted into another security or into the right to receive securities or property of the Company or of any other entity, other than a transaction where the holders of all of the Company’s securities before the transaction own substantially all of the securities of the surviving entity in the transaction (e.g., a merger to change domicile would not trigger termination of rights); (2) the Company’s sale of all or substantially all of its assets, or liquidation of all or substantially all of its assets, or (3) a change of control of the Company, which for example, but not by way of limitation, shall be deemed to have occurred (i) upon the accumulation by any person of beneficial ownership of voting securities of the Company in excess of ten percent (10%) of the then-outstanding voting securities other than share holders with more than ten percent (10%) of the Company Stock on May 18, 2010, or (ii) by the removal at one time by the vote of shareholders of one half or more of the members of the Company’s Board of Directors.

5.6 Effect of termination. Except as otherwise provided in Article VI, in the event of Termination, all shares still subject to the restrictions hereof shall be returned to or canceled by the Company and shall be deemed to have been forfeited by the Recipient, unless and then only to the extent the Compensation Committee shall, in its sole discretion, elect in writing to waive said return and forfeiture in accordance with Paragraph 5.5(b) or (c) hereof.

5.7 Rights as stockholder. Upon issuance of the stock certificates evidencing the Restricted Stock Award and subject to the restrictions contained in Paragraph 5.4 hereof, the Recipient shall have all the rights of a stockholder of the Company with respect to the shares of Common Stock represented by said Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, except the Company at its discretion may hold possession of the share certificates with a blank stock power signed by Recipient to enforce the restriction in the shares.

ARTICLE VI

MISCELLANEOUS TERMS

6.1 Termination and amendment. The Board may terminate or amend the Plan at any time, except that Restricted Stock Awards then outstanding shall not be adversely affected thereby without the written consent of the respective Recipients holding such Awards.

The Plan shall not be effective unless approved by the shareholders of the Company at the annual shareholders meeting in 2010.

6.2 Limitation of liability of the company. As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any employee of the Company or any of its Subsidiaries any right to be granted any awards other than at the sole discretion of the Board;

(b) give any Recipient any rights whatsoever with respect to shares of Common Stock except as specifically provided in the Plan;

(c) limit in any way the right of the Company or its Subsidiaries to terminate the employment of any Recipient at any time; or

(d) be evidence of any agreement or understanding, express or implied, that the Company or any of its Subsidiaries will employ any Recipient in any particular position, at any particular rate of compensation, or for any particular period of time.

6.3 Non-exclusivity of the plan. Nothing contained herein is intended to amend, modify or rescind any previously approved compensation plans or programs entered into by the Company or any of its Subsidiaries. This Plan shall be in addition to any and all such plans or programs. The adoption of this Plan by the Board shall not be construed as creating any limitations on the power or authority of the Board to adopt such other additional incentive or other compensation arrangements as the Board may deem necessary or desirable.

6.4 Effective date of the plan. The Plan shall be deemed effective as of May 18, 2010.

6.5 Headings. The headings of the Articles and their subparts in this Plan are for convenience of reading only and are not meant to be of substantive significance and shall not add or detract from the meaning of such Article or subpart.

6.6 Other provisions. The following provisions are also in effect hereunder.

(a) All expenses of administering the Plan shall be borne by the Company.

(b) No person shall have any claim or right to receive an award if, in the opinion of counsel, such receipt conflicts with law or is opposed to public policy.

(c) The place of administration of the Plan shall be conclusively deemed to be within the State of Georgia, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations and the rights of any and all personnel having or claiming to have an interest herein or hereunder shall be governed by and determined exclusively and solely in accordance with the laws of the State of Georgia.

(d) This Plan shall be binding upon and inure to the benefit of the successors and assigns of the Company and each Subsidiary, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company or any Subsidiary and any such successor or assign shall absolutely and unconditionally assume all of the Company’s and each Subsidiary’s obligations hereunder.

(e) Restricted Stock Grant Awards shall be made pursuant to the form of Restricted Stock Grant Agreement attached hereto as Exhibit “A.”

IN WITNESS WHEREOF, the Company has executed the foregoing Plan by and through its duly authorized officers this 18th day of May, 2010.

HENRY COUNTY BANCSHARES, INC.

By:	/s/ David H. Gill
David H. Gill, President and CEO